Exhibit 10.3

March 3, 2010

Mr. Ron Wooten
PharmaBio Development Inc.
4820 Emperor Blvd.
Durham, North Carolina 27703
Re:	Contingent Agreement on Final Payment and Termination of the Striant® Investment and Royalty Agreement
Dear Ron:
     We refer to the Investment and Royalty Agreement between Columbia Laboratories, Inc. (“Columbia”) and PharmaBio Development Inc. (“PharmaBio”), dated March 5, 2003, as amended by a letter agreement dated January 26, 2004, supplemented by a letter agreement dated April 14, 2006 and amended by a second amendment dated July 22, 2009 (the “Agreement”; capitalized terms that are not defined in this letter agreement shall have the meanings as set forth in the Agreement). The purpose of this letter agreement is to provide for the early termination of the Agreement by setting forth the terms and conditions under which Columbia will pay the Minimum Royalty Amount due at the end of the seventh (7th) Annual Period under Section 2.3 of the Agreement on a date earlier than otherwise required under such section.
     Pursuant to Section 2.3 of the Agreement, if, by the end of the seventh (7th) Annual Period (i.e. September 30, 2010), PharmaBio has not received at least $30 million in aggregate royalties under Section 2.3, then Columbia is required to pay PharmaBio not later than 60 days following the end of the fourth calendar quarter of the seventh (7th) Annual Period (i.e., November 29, 2010) the difference between the amount of royalties actually received by PharmaBio and $30 million, which as of the date hereof is $16,526,374 (the “Final True Up Payment”).
     Subject to the Closing (described below), Columbia will pay the Final True Up Payment on an accelerated basis via wire transfer in immediately available funds reduced by royalties paid after the date hereof and then discounted for early payment to an account designated by PharmaBio. Specifically, Columbia agrees to pay PharmaBio (in lieu of depositing funds in escrow for the benefit of PharmaBio pursuant to Section 4.9 of the Agreement) on the date Columbia closes a Transfer of assets, sale of stock, licensing agreement and/or similar transaction yielding gross cash proceeds to Columbia of $40 million or more (the “Closing”), an amount equal to the Final True Up Payment, reduced by royalties paid after the date hereof, and less a four and six tenths percent (4.6%) annual discount factor (such discount factor to be calculated based on the actual number of days remaining in the seventh (7th) Annual Period following the Closing and a 365-day year). In consideration of such payment, PharmaBio and Columbia agree that Columbia has paid the Minimum Royalty Amount due at the end of the seventh (7th) Annual Period under Section 2.3 of the Agreement, and the Agreement is terminated as of the date of such payment provided that Articles V, IX, XI, XII and XIII shall survive such termination.
     PharmaBio agrees that, upon receipt of the payment described in the preceding paragraph, it will provide a written and signed acknowledgement in the form of Exhibit A

PharmaBio Development Inc.
March 3, 2010

to this letter agreement and that Columbia is permitted to provide the same to the holders of its Convertible Subordinated Notes due December 31, 2011.
     This letter agreement and any amendment hereto may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this letter agreement and any such amendment by either party will not become effective until counterparts hereof have been executed and delivered by both parties hereto. This letter agreement may be executed by either party by delivery of such party’s signature thereon by facsimile or by email transmission in portable digital format or similar format.
     Except as specifically provided herein, the Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
     This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, as applied to agreements executed and performed entirely in the State of Delaware, without regard to conflicts of law rules.
     Please acknowledge your agreement to the foregoing by countersigning this letter agreement below.

Sincerely, COLUMBIA LABORATORIES, INC.
By:	/s/ Lawrence A. Gyenes
	Name:	Lawrence A. Gyenes
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

ACKNOWLEDGED AND ACCEPTED: PHARMABIO DEVELOPMENT INC.
By:	/s/ Ron Wooten
	Name:	Ron Wooten
	Title:	President